                                                                     Exhibit 2.1
                                                                  CONFORMED COPY

                         AGREEMENT AND PLAN OF MERGER

                                 dated as of

                               November 1, 2000

                                     among

                              SAGA SYSTEMS, INC.,

                                  SOFTWARE AG

                                      and

                      SOFTWARE AG ACQUISITION CORPORATION

                               TABLE OF CONTENTS

                                 -------------

                                                                            PAGE
                                                                            ----
ARTICLE 1
---------
     Definitions
     -----------
     Section 1.01.   Definitions; Construction.............................    2

ARTICLE 2
---------
     The Merger
     ----------
     Section 2.01.   The Merger............................................    7
     Section 2.02.   Merger Consideration..................................    7
     Section 2.03.   Conversion of Shares..................................    9
     Section 2.04.   Surrender and Payment.................................   10
     Section 2.05.   Dissenting Shares.....................................   11
     Section 2.06.   Stock Options.........................................   12
     Section 2.07.   Adjustments...........................................   13
     Section 2.08.   Withholding Rights....................................   13
     Section 2.09.   Lost Certificates.....................................   13

ARTICLE 3
---------
     The Surviving Corporation
     -------------------------
     Section 3.01.   Certificate of Incorporation...........................  14
     Section 3.02.   Bylaws................................................   14
     Section 3.03.   Directors and Officers................................   14

ARTICLE 4
---------
     Representations and Warranties of the Company
     ---------------------------------------------
     Section 4.01.   Corporate Existence and Power.........................   14
     Section 4.02.   Corporate Authorization................................  15
     Section 4.03.   Governmental Authorization.............................  15
     Section 4.04.   Non-contravention.....................................   16
     Section 4.05.   Capitalization........................................   16
     Section 4.06.   Subsidiaries..........................................   17
     Section 4.07.   SEC Filings...........................................   18
     Section 4.08.   Financial Statements..................................   18
     Section 4.09.   Disclosure Documents..................................   19
     Section 4.10.   Absence of Certain Changes.............................  19
     Section 4.11.   No Undisclosed Material Liabilities...................   21
     Section 4.12.   Material Contracts....................................   21
     Section 4.13.   Compliance with Laws and Court Orders.................   23
     Section 4.14.   Litigation............................................   23


                                                                            PAGE
                                                                            ----
     Section 4.15.   Finders' Fees.........................................   24
     Section 4.16.   Opinion of Financial Advisor..........................   24
     Section 4.17.   Taxes.................................................   24
     Section 4.18.   Employee Benefit Plans................................   27
     Section 4.19.   Environmental Matters.................................   28
     Section 4.20.   Antitakeover Statutes and Rights Agreement............   29
     Section 4.21.   Licenses and Permits..................................   30
     Section 4.22.   Intellectual Property.................................   30
     Section 4.23.   Sagavista Business and Other Matters..................   31

ARTICLE 5
---------
     Representations and Warranties of Parent
     ----------------------------------------
     Section 5.01.   Corporate Existence and Power.........................   31
     Section 5.02.   Authorization.........................................   31
     Section 5.03.   Governmental Authorization............................   32
     Section 5.04.   Non-contravention.....................................   32
     Section 5.05.   Disclosure Documents..................................   33
     Section 5.06.   Finders' Fees.........................................   33
     Section 5.07.   Financing.............................................   33

ARTICLE 6
---------
     Covenants of the Company
     ------------------------
     Section 6.01.   Conduct of the Company................................   33
     Section 6.02.   Stockholder Meeting; Proxy Material...................   37
     Section 6.03.   No Solicitation.......................................   37
     Section 6.04.   Disposition of Sagavista Business.....................   39
     Section 6.05.   Access to Information.................................   40
     Section 6.06.   Tax Matters...........................................   40
     Section 6.07.   Retention Bonuses.....................................   41

ARTICLE 7
---------
   Covenants of Parent
   -------------------
   Section 7.01.     Confidentiality.......................................   41
   Section 7.02.     Obligations of Merger Subsidiary......................   42
   Section 7.03.     Voting of Shares......................................   42
   Section 7.04.     Director and Officer Liability........................   42

ARTICLE 8
---------
   Covenants of Parent and the Company
   -----------------------------------
   Section 8.01.     Notices of Certain Events.............................   43
   Section 8.02.     Reasonable Best Efforts...............................   43
   Section 8.03.     Certain Filings.......................................   44

     Section 8.04.   Public Announcements..................................   44

ARTICLE 9
---------
     Conditions to the Merger
     ------------------------
     Section 9.01.   Conditions to Obligations of Each Party...............   44
     Section 9.02.   Conditions to the Obligations of Parent and Merger
             Subsidiary
              .............................................................   45
     Section 9.03.   Conditions to the Obligations of the Company .........   46

ARTICLE 10
----------
     Termination
     -----------
     Section 10.01.  Termination...........................................   46
     Section 10.02.  Effect of Termination.................................   48

ARTICLE 11
----------
     Miscellaneous
     -------------
     Section 11.01.  Notices...............................................   48
     Section 11.02.  Amendments; No Waivers................................   49
     Section 11.03.  Expenses..............................................   49
     Section 11.04.  Successors and Assigns................................   50
     Section 11.05.  Governing Law.........................................   50
     Section 11.06.  Jurisdiction..........................................   50
     Section 11.07.  WAIVER OF JURY TRIAL..................................   51
     Section 11.08.  Counterparts; Effectiveness...........................   51
     Section 11.09.  Entire Agreement......................................   51
     Section 11.10.  Captions; Headings....................................   51
     Section 11.11.  Severability..........................................   51
     Section 11.12.  Specific Performance..................................   52

Stockholder Agreement .............................................    Exhibit A

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of November 1, 2000, among Saga Systems, Inc., a Delaware corporation (the "Company"), Software AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany ("Parent"), and Software AG Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary").

                             W I T N E S S E T H:


         WHEREAS, the Boards of Directors of the Company and Merger Subsidiary and the Management Board and Supervisory Board of the Parent have approved, and deemed it advisable and in the best interest of their respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

         WHEREAS, pursuant to the terms of this Agreement, Merger Subsidiary will merge with and into the Company, with the Company surviving the merger (the "Merger");

         WHEREAS, Thayer Equity Investors III, L.P., a Delaware limited partnership ("Thayer Equity"), and TC Co-Investors, LLC, a Delaware limited liability company ("TC" and together with Thayer Equity, "Thayer"), and Daniel
F. Gillis, an individual residing in Bethesda, Maryland ("Daniel F. Gillis"), hold Common Stock, or securities convertible into Common Stock; and

         WHEREAS, as an inducement and a condition to Parent and Merger Subsidiary entering into this Agreement, Thayer and Daniel F. Gillis simultaneously with the execution and delivery of this Agreement are entering into a Stockholder Agreement in the form attached hereto as Exhibit A with Parent (the "Stockholder Agreement") which provides that (i) each of Thayer, Daniel F. Gillis and Parent will vote all Common Stock beneficially owned by them to approve and adopt this Agreement and the Merger and (ii) Thayer will sell immediately prior to the Merger approximately 65% of its Common Stock to Merger Subsidiary; and

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                  Definitions

         Section 1.01. Definitions; Construction. (a) The following terms, as used herein, have the following meanings:

         "Acquisition Proposal" means, other than the transactions contemplated by this Agreement and the Stockholder Agreement, any offer or proposal for, any indication of interest in, or any submission of inquiries from any Third Party relating to (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any 2 class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party's beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (D) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided however, that none of the Parent and its Affiliates on the one hand and the Company and its Affiliates on the other hand shall be Affiliates of each other for purposes of this definition.

         "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close or on which the Frankfurt Stock Exchange is authorized or required by law to close.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" means the common stock, $0.01 par value, of the Company.

         "Company Balance Sheet" means the unaudited consolidated balance sheet of the Company as of September 30, 2000 which will be identical to the balance sheet contained in the Company's Form 10-Q filed with the SEC for the fiscal quarter ended September 30, 2000.

         "Company Balance Sheet Date" means September 30, 2000.

         "Company 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 1999.

         "Delaware Law" means the Delaware General Corporation Law.

         "Environmental Laws" means any foreign, supranational, federal, state, provincial, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party relating to the Company or any of its Subsidiaries and relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

         "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any of its Subsidiaries as currently conducted.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

          "Knowledge" of any Person that is not an individual means, with respect to any specific matter, the actual knowledge of such Person's executive officers and other management personnel having primary responsibility for such matter.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset; provided, however, that the term "Lien" shall not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith and (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, as a whole;

provided however that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and (except as specified 4 below) none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any change in the market price or trading volume of the Common Stock after the date hereof; (b) any failure by Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (c) any adverse change, effect, event, occurrence, state of facts or development to the extent caused by the announcement or pendency of the Merger (including any cancellations or delays in customer orders, any reduction in sales, any disruption in supplier, distributor or similar relationships, any loss of employees or any shareholder litigation); (d) any adverse change, effect, event, occurrence, state of fact or development to the extent caused by conditions affecting the industry in which the Company participates generally, the U.S. economy as a whole or foreign economies in any locations where the Company or any of its Subsidiaries has material operations or sales; (e) any adverse change, effect, event, occurrence, state of facts or development to the extent caused by (i) out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, or (ii) the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement; (f) any adverse change, effect, event, occurrence, state of facts or development to the extent caused by compliance with the terms of, or the taking of any action required by, this Agreement; (g) any mandatory change in accounting requirements or principles; or (h) any adverse change, effect, event, occurrence, state of facts or development to the extent caused by actions required to be taken under applicable laws, rules or regulations or contracts or agreements that are listed on the Company Disclosure Schedule.

         "1933 Act" means the Securities Act of 1933, as amended.

         "1934 Act" means the Securities Exchange Act of 1934, as amended.

         "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, or group (as defined in Section 13(d) of the 1934 Act).

         "SEC" means the Securities and Exchange Commission.

         "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a 5 majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

         "Third Party" means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

         "Transaction Agreements" means this Agreement, the Confidentiality Agreement and the Stockholder Agreement.

         Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

         (b) Each of the following terms is defined in the Section set forth opposite such term:

         Term                                           Section
         ----                                           -------
         Additional Merger Consideration...........       2.02
                                                          ----
         Adjusted Fully Diluted Shares.............       2.02
                                                          ----
         Certificates..............................       2.04
                                                          ----
         Cash Balance..............................       6.07
                                                          ----
         Cash Consideration........................       6.04
         Closing...................................       2.01(b)
                                                          -------
         Closing Date..............................       2.01 (b)
                                                          --------
         Certificate of Merger.....................       2.01(c)
                                                          -------
         Closing Merger Consideration..............       2.02
                                                          ----
         Company...................................     Recitals
         Company Disclosure Schedule...............    Article 4
                                                               -
         Company Proxy Statement...................       4.09
                                                          ----
         Company SEC Documents.....................       4.07
                                                          ----
         Company Securities........................       4.05
                                                          ----
         Company Stockholder Meeting...............       6.02
                                                          ----
         Company Subsidiary Securities.............       4.06
                                                          ----
         Confidentiality Agreement.................       6.03
                                                          ----
         Daniel F. Gillis..........................     Recitals
         Dissenting Shares.........................       2.05
                                                          ----
         Effective Time............................       2.01
                                                          ----
         Eligible Option...........................       2.06
                                                          ----
         Employee Plans............................       4.18
                                                          ----
         End Date..................................      10.01
                                                         -----
         ERISA.....................................       4.18
                                                          ----

           Term                                                   Section
           ----                                                   -------
           ERISA Affiliate.......................................   4.18
                                                                    ----
           ESPP..................................................   2.06

           Exchange Agent........................................   2.04
                                                                    ----
           Exon-Florio...........................................   4.03
                                                                    ----
           Fully Diluted Shares..................................   2.02
                                                                    ----
           Governmental Agency...................................   4.03
                                                                    ----
           Indemnified Officer/Director..........................   7.04
                                                                    ----
           Information...........................................   4.22
                                                                    ----
           Intellectual Property Rights..........................   4.22
                                                                    ----
           Merger................................................   2.01
                                                                    ----
           Merger Consideration..................................   2.02
                                                                    ----
           Merger Subsidiary..................................... Recitals
           Parent................................................ Recitals
           Payment Event.........................................  11.03
                                                                   -----
           Permits...............................................   4.21
                                                                    ----
           Pre-Effective Tax Period..............................   4.17
                                                                    ----
           Premium...............................................   7.04
                                                                    ----
           Products..............................................   4.22
                                                                    ----
           Registration/Reporting................................   2.02
           Representatives.......................................   6.03
                                                                    ----
           Returns...............................................   4.17
                                                                    ----
           Sagavista Business....................................   4.23
                                                                    ----
           Sagavista Disposition.................................   6.04
                                                                    ----
           Sagavista Net Proceeds................................   2.02
                                                                    ----
           Software..............................................   4.22
                                                                    ----
           Stockholder Agreement................................. Recitals
           Superior Proposal.....................................   6.03
                                                                    ----
           Surviving Corporation.................................   2.01
                                                                    ----
           Tax...................................................   4.17
                                                                    ----
           Tax Asset.............................................   4.17
                                                                    ----
           Taxing Authority......................................   4.17
                                                                    ----
           TC....................................................  Recitals
           Termination Fee.......................................  11.03
                                                                   -----
           Thayer................................................ Recitals
           Thayer Equity......................................... Recitals
           Updata................................................   4.15
                                                                    ----
           U.S. GAAP.............................................   4.08
                                                                    ----

                                   ARTICLE 2

                                  The Merger

          Section 2.01. The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

          (b) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017, as soon as practicable, but in no event later than 10 Business Days, after the satisfaction or (subject to applicable law) waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article 9 (the "Closing
                                                          -
Date"), or at such other time and place as the Company and Parent may agree to in writing.

          (c) As soon as practicable following the Closing, the Company and Merger Subsidiary will file a certificate of merger (the "Certificate of Merger") with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger in such form as is required by and executed in accordance with the relevant provisions of Delaware Law. The Merger shall become effective at such time (the "Effective Time") as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as the parties hereto may agree and as may be specified in the Certificate of Merger).

          (d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

          Section 2.02. Merger Consideration. (a) The Merger Consideration per share of Common Stock will be the right to receive (i) $11.50 in cash, without interest (the "Closing Merger Consideration"), and (ii) the Additional Merger Consideration, if any (the Closing Merger Consideration together, with the Additional Merger Consideration, if any, the "Merger Consideration").

          (b) The "Additional Merger Consideration" per share of Common Stock shall be the right to receive, following a Sagavista Disposition in compliance with Article 6, payment in cash equal to 80% of any Sagavista Net Proceeds divided by the number of Adjusted Fully Diluted Shares.

          "Sagavista Net Proceeds" shall mean the gross cash proceeds actually received by Parent, the Company or any of their respective Subsidiaries on or prior to October 31, 2002 from any Sagavista Disposition minus (i) all Taxes payable by the Parent, the Company or any of their respective Subsidiaries as a result of the Sagavista Disposition, (ii) all out-of-pocket expenses, fees and costs attributable to the Sagavista Disposition incurred by Parent, the Company or any of its Subsidiaries or any of their Affiliates after the date hereof,
(iii) any determinable liabilities which may have been retained by Parent, the Company or any of its Subsidiaries or any of their Affiliates related in any way to the Sagavista Business, (iv) a reserve, determined by Parent in its sole and absolute discretion, adequate to satisfy (y) the maximum amount of indemnity liability of the Company in connection with the Sagavista Disposition and (z) any liability of the Company, any of its Subsidiaries, the Parent or any Affiliate of the Parent relating in any manner to the Sagavista Disposition or any action or inaction by the Parent, the Company or any of its Subsidiaries or any of their Affiliates in connection with the Sagavista Disposition (provided however that to the extent any portion of any liabilities for which a reserve was taken has been cancelled, expired or terminated without payment therefrom under applicable contract terms or otherwise (as determined in Parent's sole and absolute discretion) prior to October 31, 2002, then such portion shall be a part of the Additional Merger Consideration and will be paid as provided in
Section 2.02; provided, further that none of the items listed in this clause
        ----
(iv) shall be deducted more than once), and (v) all out-of-pocket expenses and costs attributable to the distribution of the Additional Merger Consideration incurred by the Parent, the Company or any of its Subsidiaries or any of their Affiliates. Parent shall have sole and absolute discretion in determining the direct and indirect expenses and liabilities of the Company, any of its Subsidiaries, the Parent or any Affiliate relating to the Sagavista Disposition and in determining the amount of any reserve (including estimating Taxes described in clause (i) above) to be deducted in determining the Sagavista Net Proceeds. As used in this definition, liabilities includes, without limitation, all claims, losses, expenses, judgments and liabilities of any type whatsoever, whether or not known and reasonable expenses of investigation and all fees and expenses of advisors; provided, however, that the Sagavista Net Proceeds shall be $0.00 and the right to receive Additional Merger Consideration shall automatically terminate in the event that the SEC or other Governmental Agency requires the registration of the Additional Merger Consideration pursuant to the 1933 Act or state securities laws or requires one or more undertakings by any of Parent, the Company, the Subsidiaries or any of their Affiliates to make periodic filings with the SEC or such Governmental Agency or other reports to the stockholders of the Company, whether pursuant the to 1934 Act or state securities laws or otherwise (such registration or reporting obligations is referred to as "Registration/ Reporting"), with respect to the Additional Merger Consideration.

          "Adjusted Fully Diluted Shares" shall equal the sum of the number of shares of Common Stock outstanding immediately prior to the Effective Time plus the Eligible Options, in each case, including the shares owned by Parent or its Affiliates or purchased pursuant to the Stockholder Agreement.

          (c) In the event the SEC requests Registration/Reporting, Parent and Company hereby agree to use reasonable efforts for a period of 30 days to negotiate a mutually acceptable amendment to the terms of the Additional Merger Consideration to the extent necessary to satisfy the SEC that the Additional Merger Consideration is not a security as defined in the 1933 Act or the 1934 Act and that Registration/Reporting is not required with respect to the Additional Merger Consideration provided, however, that Parent shall not be obligated to take any action or agree to any amendment which would result in any cost, expense or liability to the Parent, Company or any Affiliate. If changing the period of time during which stockholders have the right to receive Additional Merger Consideration to a date earlier than October 31, 2002 would eliminate the need for Registration/Reporting, Parent and Company agree to change such date as necessary.

          (d) In the event that Parent has approved the terms and conditions of a Sagavista Disposition and the Sagavista Disposition is consummated in compliance with Article 6 at or prior to the Effective Time, any Additional
                        -
Merger Consideration shall be paid to the stockholders at the same time such holders receive the Closing Merger Consideration.

          (e) In the event a Sagavista Disposition is consummated after the Effective Time but on or prior to October 31, 2002 in compliance with Article 6, any Additional Merger Consideration will be paid to the stockholders entitled to receive the Closing Merger Consideration in cash as promptly as practicable following the consummation of the Sagavista Disposition; provided, however, that the Surviving Corporation shall not be obligated to pay any amounts until the earliest of the time (i) that Additional Merger Consideration to be distributed at that time would equal at least $0.25 per share of Common Stock, (ii) the Additional Merger Consideration would be the final distribution under this Section or (iii) within 30 days after October 31, 2002.

          Section 2.03. Conversion of Shares. At the Effective Time:

          (a)  except as otherwise provided in Sections 2.03(b) and 2.05, each
                                                        -------     ----
share of Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration payable as provided in Section 2.02 and 2.04 herein;
                    ----     ----

          (b) each share of Common Stock held by the Company as treasury stock (other than shares in an Employee Plan of the Company) or owned by Parent or any of its Subsidiaries (including the Note Shares purchased pursuant to the Stockholder Agreement) immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

          (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          Section 2.04. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Common Stock (the "Certificates") for the Merger Consideration. At or prior to the Effective Time, Parent will make available, or cause to be made available, to the Exchange Agent, the aggregate Closing Merger Consideration (and if Section 2.02(d) is applicable,
                                                       -------
the aggregate Additional Merger Consideration, if any) to be paid in respect of the shares of Common Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of shares of Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

          (b) Each holder of shares of Common Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive promptly following the Effective Time, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Closing Merger Consideration (and if Section 2.02(d) is applicable, the
                                             -------
Additional Merger Consideration, if any) in respect of the Common Stock represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

          (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Additional Merger Consideration shall only be paid to those Persons who receive the Closing Merger Consideration.

          (d) After the Effective Time, there shall be no further registration of transfers of shares of Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article.

          (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) that remains unclaimed by the holders
                                   -------
of shares of Common Stock six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged such shares for the Merger Consideration in accordance with this Article prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Common Stock three years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto, other than any such claim or interest which any Person would otherwise have thereto under applicable law if such amounts had escheated to, or otherwise become the property of, any governmental authority, provided such Person establishes such claim or interest as if such claim or interest were to be established pursuant to applicable law if such amounts had escheated to, or otherwise become the property of, any governmental authority.

          (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) to pay for shares of Common Stock for
                                   -------
which appraisal rights have been perfected pursuant to Section 2.05 hereto shall
                                                               ----
be returned to Surviving Corporation, upon demand.

          (g) Parent shall enter into an exchange agent agreement with the Exchange Agent which shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement and otherwise reasonably satisfactory to Parent and the Company.

          Section 2.05. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares in favor of the Merger, who shall have delivered a written demand for appraisal of such shares in the manner provided by the Delaware Law and who, as of the Effective Time, shall not have effectively withdrawn such demand or lost such right to appraisal and payment therefor under the Delaware Law ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with the Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his or her entitlement to appraisal rights as provided in Section 262 of the Delaware Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his or her demand for appraisal of such shares or lost his or her right to appraisal and payment for his or her shares under Section 262 of the Delaware Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the Delaware Law, such holder shall forfeit the right to appraisal of such shares and each such share shall be treated as if it had been, as of the Effective Time, converted into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation as provided in Section
2.02 hereof. The Company shall give Parent notice as promptly as practicable of
----
any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

          Section 2.06. Stock Options. (a) At or immediately prior to the Effective Time, each employee stock option outstanding to purchase shares of Common Stock under any employee stock option or compensation plan or arrangement of the Company, whether or not vested or exercisable, shall be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such option surrendered (including all options which vest or become exercisable as a result of the Merger) an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (ii) the number of shares such holder could have purchased had such holder exercised such option in full immediately prior to the Effective Time. No consideration will be paid for options which have exercise prices in excess of the Closing Merger Consideration plus the Additional Merger Consideration, if any.

          (b) The number of shares of Common Stock a holder exercising options for less than the Merger Consideration could have purchased is referred to in this Agreement as an "Eligible Option". After the Effective Time, if any Additional

Merger Consideration is to be paid pursuant to Section 2.02(e), holders of
                                                       -------
options shall also have the right to receive an amount in cash determined by multiplying (i) the excess, if any, of (x) the Merger Consideration over (y) the applicable exercise price of such option plus all Additional Merger Consideration previously paid to such holder by (ii) such holder's Eligible Options in the same manner and as, when and if paid by the Company pursuant to
Section 2.02(e).
        -------

          (c) Prior to the Effective Time, the Company shall use its reasonable best efforts to take any actions that the Company and the Parent mutually agree are necessary to give effect to the transactions contemplated by Section 2.06(a).
--------

          (d) The Company agrees that it will not initiate any new Option Periods (as defined in the Company's ESPP) under the Company's Employees Stock Purchase Plan (the "ESPP"), and the ESPP will be terminated immediately prior to the Effective Time.

          Section 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

          Section 2.08. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be timely remitted to the applicable Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

          Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Common Stock represented by such Certificate, as contemplated by this Article.

                                   ARTICLE 3

                           The Surviving Corporation

          Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law. The Company agrees it will use its best efforts to take all necessary action to cause an amendment to its certificate of incorporation to be filed immediately prior to the Merger with the Secretary of State of the State of Delaware, which amendment will be in form and substance satisfactory to Parent.

          Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law. The Company agrees it will use its best efforts to take all necessary action to cause its bylaws to be amended immediately prior to the Merger, which amended bylaws will be in form and substance satisfactory to Parent.

          Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 4

                 Representations and Warranties of The Company

          Except as disclosed in the Company's disclosure schedules attached hereto (the "Company Disclosure Schedule") (provided however that the disclosure of any item in one section of the Company Disclosure Schedule will not be deemed to be disclosure of such item for the purposes of any other section of the Company Disclosure Schedule), the Company represents and warrants to Parent and the Merger Subsidiary that:

          Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

          Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except, in the case of this Agreement, for the required approval of the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. Assuming that this Agreement constitutes the valid and binding obligation of the Parent and Merger Subsidiary, this Agreement is a valid and binding agreement of the Company.

          (b) At a meeting duly called and held, the Company's Board of Directors has (i) unanimously resolved that this Agreement and the transactions contemplated hereby are advisable, fair and in the best interests of the Company's stockholders and (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and thereby and (iii) unanimously resolved (subject to Section 6.03(b)) to recommend approval and adoption of this
                             -------
Agreement by its stockholders.

          Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational (the "Governmental Agency"), other than (i) the filing of a Certificate of Merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act, and any other applicable securities laws, whether state or foreign, (iv) compliance with any applicable requirements of the Exon-Florio Amendment (Section 721 of Title VII of the Defense Production Act of 1950, as amended by section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (Pub. L. 100-418)) ("Exon-Florio") and (v) such other actions, consents, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Agency the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

          Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) subject to the adoption of this Agreement by the required vote of the stockholders of the Company, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict
                                                   ----
with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree binding upon or applicable to the Company, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or to impair materially the ability of the Company to consummate the actions contemplated by this Agreement.

          Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 75,000,000 shares of common stock, $0.01 par value, per share and 25,000,000 shares of preferred stock, $0.01 par value, per share. As of October 31, 2000, there were 29,372,142 shares of Common Stock outstanding, as well as employee stock options to purchase an aggregate of 4,317,283 shares of Common Stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Saga Systems, Inc. 1997 Stock Option Plan and Employee Stock Purchase Plan Effective as of June 1, 1998 will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.

          (b)  Except as disclosed in Section 4.05 (a) and except for changes
                                              ----
since October 31, 2000 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

          Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated or an entity duly organized, and is, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually and in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K.

          (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Except for such shares of capital stock there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

          Section 4.07. SEC Filings. (a) The Company has made available to Parent (i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 1997, 1998 and 1999, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2000 and June 30, 2000, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1999, and
(iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1999 (the documents referred to in this
Section 4.07(a), collectively, the "Company SEC Documents").
        -------

          (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

          (c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document (except the Company Proxy Statement which shall be governed by Section 4.09)
                                                                       ----
filed subsequent to the date hereof will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          Section 4.08. Financial Statements. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present in all material respects, in conformity with U.S. generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

          (b) The unaudited consolidated balance sheet of the Company as of September 30, 2000 which has been previously provided to Parent will be identical to the balance sheet contained in the Company's Form 10-Q for the three months period ending September 30, 2000 when filed with the SEC.

          Section 4.09. Disclosure Documents. The proxy or information statement of the Company to be filed with the SEC in connection with the Merger (the "Company Proxy Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply
                                                             ----
to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent or Merger Subsidiary specifically for use therein.

          Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as disclosed in the Company SEC Documents, there has not been:

          (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

          (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

          (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any material indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (e) any creation or other incurrence by the Company or any of its Subsidiaries of any material Lien on any material asset other than in the ordinary course of business consistent with past practices;

          (f) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries (or otherwise in immaterial amounts in the aggregate) or in the ordinary course of business consistent with past practices;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

          (i) any change in any method of accounting, method of Tax accounting or accounting principles or methods or practice (other than required by U.S.
GAAP) by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in U.S. GAAP or Regulation S-X under the 1934 Act;

          (j)  other than as permitted by Section 6.07 and for actions in the
                                                  ----
ordinary course of business consistent with past practices, any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries,
(ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries;

          (k) to the Knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

          (l) other than in the ordinary course of business consistent with past practice, any Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any amended Returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered.

          Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof;

          (b) liabilities or obligations under this Agreement or the transactions contemplated hereby;

          (c) liabilities or obligations under contracts or Employee Plans listed on the Company Disclosure Schedule; and

          (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          Section 4.12. Material Contracts. (a) Except as disclosed in Schedule 4.12, neither the Company nor any of its Subsidiaries is a party to or bound by
----
a contract in effect on the date hereof:

               (i) any enterprise license agreement providing for aggregate payments to or by the Company and the Subsidiaries of $500,000 or more;

               (ii) any license agreement, maintenance agreement, technical services agreement or professional services agreement providing for aggregate payments to or by the Company and the Subsidiaries of $500,000 or more;

               (iii) any sales, distribution or other similar agreement providing for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for either

          (A) annual payments to the Company and the Subsidiaries of $500,000 or more or (B) aggregate payments to the Company and the Subsidiaries of $500,000 or more;

               (iv) any OEM agreement or any similar agreement providing for aggregate payments to or by the Company and the Subsidiaries of $500,000 or more;

               (v) any escrow agreement pursuant to which Company or any of its Subsidiaries has deposited any source code;

               (vi) any lease (whether of real or personal property) providing for annual rentals of $500,000 or more;

               (vii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and the Subsidiaries of $500,000 or more or (B) aggregate payments by the Company and the Subsidiaries of $500,000 or more;

               (viii) any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any of its Subsidiaries have obligations or liabilities on or after the date hereof;

               (ix) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $500,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty and (B) entered into subsequent to the date of this Agreement as permitted by Section 6.01(a)(iii);
          ------------

               (x) any agreement that restricts the Company or any of its Subsidiaries from competing in any line of business or with any Person or in any area or which would so restrict the Parent, Company or any of their Subsidiaries after the Effective Time;

               (xi) except as set forth in the Company 10-K, any agreement with (A) the Company or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the

          Company or any of its Affiliates or (D) any director or officer of the Company or any of its Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer; provided however, no agreements between the Company and the Parent or its Affiliates need not be disclosed hereunder;

               (xii) except as set forth in the Company 10-K, any agreement with any director or officer of the Company or any of its Subsidiaries or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer provided however, agreements between the Company and the Parent or its Affiliates need not be disclosed hereunder;

               (xiii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

          (b) Each material term of each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to Parent.

          Section 4.13. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and since March 31, 1997 has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          Section 4.14. Litigation. Except as set forth in the Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting (or the Knowledge of the Company, any basis therefor), the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. On the date hereof, there is not any action, suit, investigation or proceeding that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby or the Transaction Agreements.

          Section 4.15. Finders' Fees. Except for Updata Capital, Inc. ("Updata"), a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

          Section 4.16. Opinion of Financial Advisor. The Company has received the opinion of Updata, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

          Section 4.17. Taxes. (a) Filing and Payment. Except as set forth on
Schedule 4.17(a), (i) all material Tax returns, statements, reports and forms
         -------
(including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Effective Tax Period by or on behalf of the Company or any of its Subsidiaries (collectively, the "Returns") have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws, (ii) as of the time of filing, the Returns were true and complete in all material respects and (iii) all Taxes due and payable with respect to the periods covered by the Returns that have been filed, and all material Taxes due to other Persons (for example, under Tax allocation or indemnity agreements), have been timely paid, or withheld and remitted to the appropriate Taxing Authority or such Person, respectively.

          (b)  Financial Records. Except as set forth on Schedule 4.17(b), (i)
                                                                  -------
the charges, accruals and reserves for Taxes with respect to the Company and each of its Subsidiaries for any Pre-Effective Tax Period reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover all material Tax liabilities accruing through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, (ii) since the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, neither the Company nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business, which would reasonably be expected to result in a material Tax on the Company or any of its Subsidiaries and (iii) all information set forth in the Company Balance Sheet (including notes thereto) relating to Tax matters is true and complete in all material respects.

          (c) Procedure and Compliance. Except as set forth on Schedule 4.17(c), (i) all Returns filed with respect to Tax years of the Company and its Subsidiaries through the Tax year ended December 31, 1990 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired,
(ii) neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Tax or has requested any extension of time within which to file any Return and has not yet filed such Return, (iii) neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired, (iv) there is no claim, audit, action, suit, proceeding, or investigation now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Asset, (v) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company or any of its Subsidiaries and any Taxing Authority,
(vi) during the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries has made or changed any Tax election, changed any annual tax accounting period, or adopted or changed any method of Tax accounting (to the extent that any such action may materially affect the Company or any of its Subsidiaries), nor has it, to the extent it may have a material effect on the Company or any of its Subsidiaries, filed any amended Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, and (vii) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens for current Taxes not yet due.

          (d) Taxing Jurisdictions. Schedule 4.17(d) contains a list of all jurisdictions (whether foreign or domestic) to which the Company or any of its Subsidiaries currently files any material Returns. Neither the Company nor any of its Subsidiaries has been notified in writing by any Taxing Authority of a jurisdiction in which it does not file Returns that it may be subject to Tax in such jurisdiction.

          (e)  Certain Agreements and Arrangements. Except as set forth on
Schedule 4.17(e), (i) neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax Asset of the Company or any of its Subsidiaries was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax Asset of any other Person, (ii) the Company is not a party to, or bound by, any Tax sharing or Tax allocation agreement or arrangement, (iii) during the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code, and (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

          (f) Definitions. The following terms, as used herein, have the following meanings:

          "Pre-Effective Tax Period" means any Tax period ending on or before the Effective Time; and, with respect to a Tax period that begins on or before the Effective Time and ends thereafter, the portion of such Tax period ending on the Effective Time.

          "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

          "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

          Section 4.18. Employee Benefit Plans. (a) Schedule 4.18 contains a
                                                             ----
correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and material written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this
Section 4.18, "ERISA Affiliate" of any Person means any other Person which,
        ----
together with such Person, would be treated as a single employer under Section 414 of the Code.

          (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the last six years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

          (c) A favorable determination letter is currently in effect for each Employee Plan which is intended to be qualified under Section 401(a) of the Code, and to the Knowledge of the Company no fact or circumstance exists giving rise to a material likelihood that such Employee Plan would not be treated as qualified by the Internal Revenue Service.

          (d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

          (e) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

          (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1999.

          (g) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

          (h) All material contributions and material payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

          (i) There is no action, suit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

          (j)  Other than pursuant to Section 6.07, no employee or former
                                              ----
employee of the Company or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

          Section 4.19. Environmental Matters. (a) Except as set forth in the Company SEC Documents filed prior to the date hereof and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

               (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any governmental entity or other Person with respect to any matters relating to the Company or any of its Subsidiaries relating to or arising out of any Environmental Law;

               (ii) the Company is and has been in compliance with all Environmental Laws and all Environmental Permits; and

               (iii) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

          (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent at least five days prior to the date hereof.

          (c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut other than the sales office in Fort Lee, New Jersey.

          (d)  For purposes of this Section 4.19, the terms "Company" and
                                            ----
"Subsidiaries" shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

          Section 4.20. Antitakeover Statutes and Rights Agreement. (a) The Company has taken all action necessary to be taken by it to exempt the Merger, this Agreement, the Stockholder Agreement and the transactions contemplated hereby and thereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor, to the Knowledge of the Company after due inquiry of its outside legal counsel any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. To the Knowledge of the Company, after due inquiry of its outside legal counsel, no other "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under

U.S. state or federal laws apply to this Agreement and the Stockholder Agreement or any of the transactions contemplated hereby and thereby.

          (b) The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a shareholder rights or similar agreement.

          Section 4.21. Licenses and Permits. The Company and its Subsidiaries have all material governmental licenses, franchises, permits, certificates, approvals or other similar authorizations affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (the "Permits") the absence of which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Except when the failure of the following to be true would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Permits are valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

          Section 4.22. Intellectual Property.

          (a) Schedule 4.22(a) contains a list of all material patents and patent applications, trademarks, service marks, trade names, registered copyrights, and domain names owned by or licensed to the Company or its Subsidiaries (the "Intellectual Property Rights") and all applications for registration of material trademarks, service marks, copyrights, and domain names, specifying as to each such item, as applicable: (i) the owner of the item, (ii) the jurisdictions by or in which such item has been issued or registered or in which any application for issuance or registration has been filed, and (iii) the respective issuance, registration, or application number of the item.

          (b) The Company and its Subsidiaries have used reasonable best efforts to ensure that the Software does not contain any virus, Trojan horse, worm, or other disabling code.

          "Software" means any computer software, including, but not limited to, computer programs, parts thereof, documentation therefor and related materials, that is made commercially available to third parties by the Company or any of its Subsidiaries, including software distributed or offered for distribution by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries has the right to distribute, but excluding (i) computer software licensed to the Company by Parent or any of its Affiliates and (ii) "Shrink Wrap" software that is generally available on an off-the-shelf basis. The Software is listed on Schedule 4.22(b).

          (c) To the Knowledge of the Company, the business operations of the Company and its Subsidiaries, including the licensing and distribution of Software to third parties, have not infringed, diluted, or otherwise violated the patents, trademarks, service marks, trade names, copyrights, trade secrets, or other intellectual property rights of any third party, in any manner that would be reasonably expected to have a Material Adverse Effect on the Company.

          (d) Whenever the value to the Company or its Subsidiaries of processes and formulae, research and development results, and other know-how (collectively, the "Information") is contingent upon the maintenance of the confidentiality of such Information, to the Knowledge of the Company, the Company and its Subsidiaries have used reasonable best efforts to maintain the confidentiality of such Information.

          Section 4.23. Sagavista Business and Other Matters. The "Sagavista Business" consists of the assets used exclusively in and all liabilities relating to the Company's Sagavista product. Schedule 4.23 lists all employees,
                                                      ----
agreements, customer contracts and real and personal property, including Intellectual Property Rights, used exclusively in the Sagavista Business.

                                   ARTICLE 5

                   Representations and Warranties of Parent

          Parent represents and warrants to the Company that:

          Section 5.01. Corporate Existence and Power. Parent is a stock corporation (Aktiengesellschaft) duly registered with the Commercial Register in Darmstadt, Germany, and is validly existing under the laws of Germany. It has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a material adverse effect on Parent.

          Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

          Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Agency other than (i) the filing of a Certificate of Merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act and any other securities laws, whether state or foreign, (iv) compliance with any applicable requirements of Exon-Florio and (v) such other actions, consents, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Agency the absence of which would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

          Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in
Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Merger Subsidiary or (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (iii) that would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

          Section 5.05. Disclosure Documents. None of the information provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          Section 5.06. Finders' Fees. Except for UBS A.G., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

          Section 5.07. Financing. Parent will have at the Effective Time sufficient funds available to pay the aggregate Closing Merger Consideration payable upon the consummation of the Merger and to pay all of its fees and expenses related to the transactions contemplated by this Agreement; provided, however that Parent shall not have funds to pay for the Note Shares (as defined in the Stockholder Agreement).

                                   ARTICLE 6

                           Covenants of the Company

          The Company agrees that:

          Section 6.01. Conduct of the Company. (a) Except as otherwise specifically provided in this Agreement or as approved in writing by Parent, from the date hereof to the Effective Time, the Board of Directors of the Company shall not approve or authorize any action that would allow the Company and its Subsidiaries to carry on their respective businesses other than in the ordinary and usual course of business and consistent with past practice or any action that would prevent the Company and the Subsidiaries, as a whole, from (1) preserving intact its present business organization and (2) maintaining satisfactory relationships with its material customers, lenders, suppliers and others having business relationships with it. Neither the Company nor its Subsidiaries shall be deemed to be in breach of this Section if a provision of this Section specifically permits an action to be taken by the Company or its Subsidiaries even in the case such action may be prohibited by other provisions of this Section which may be broader or more general in scope. Without limiting the generality of the foregoing, and except as otherwise specifically provided in this Agreement, without the prior written consent of Parent, prior to the Effective Time, the Board of Directors of the Company shall not, nor shall it authorize or direct the Company or any of its Subsidiaries, directly or indirectly, to:

               (i) adopt or propose any change in its certificate of incorporation or bylaws other than pursuant to Section 3.01;


               (ii) acquire (by merger, consolidation or acquisition of stock or assets) any material corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material subsidiary or a material amount of assets or securities;

               (iii) except pursuant to existing agreements or arrangement, (A) acquire (in the ordinary course of business consistent with past practices), waive, release, grant, or transfer any rights of material value; (B) modify or change in any material respect any existing material license, lease, contract, or other document; (C) except to refund or refinance commercial paper, incur, assume or prepay an amount of long-term or short-term debt in excess of $500,000 in the aggregate;
         (D) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person which, are in excess of $500,000 in the aggregate; (E) make any loans, advances or capital contributions to, or investments in, any other Person which are in excess of $500,000 in the aggregate, or purchase for an amount in excess of $500,000 in the aggregate any property or assets of any other Person; (F) authorize any new capital expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $500,000; or (G) enter into any material interest rate, currency or other swap or derivative transaction; (H) take any action that would make any representations and warranties of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, or omit to take any action within the reasonable control of the Company necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

               (iv) enter into any agreement or commitment relating to the sale of products if any such agreement or commitment involves the expenditure by the Company of amounts in excess of $500,000; provided that in respect of expenditures in excess of such amount, Parent's consent to such excess expenditures shall not be unreasonably withheld;

               (v) other than in the ordinary course of business consistent with past practice, enter into any agreement (including enterprise license agreements) or commitment relating to the license, maintenance or other servicing of Products if any such agreement or commitment provides to the other party to the agreement or commitment a discount to list prices which is higher than the discounts from list prices the Company has generally granted prior to the date hereof to similarly situated customers for an agreement of a similar type taking into account the length and the nature of the relationship the Company has with the counterparty, the dollar amount of the contract, the size of the counterparty's computing environment, the Products and services covered by the agreement and the term and nature of the agreement;

               (vi) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than cash dividends and distributions by a wholly owned Subsidiary to the Company or to a Subsidiary all of the capital stock of which is owned directly or indirectly by the Company or a cash dividend by the Company to the holders of capital stock in an aggregate amount equal to the net proceeds from the disposition of the Sagavista Business, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any Subsidiary securities;

               (vii) other than as permitted by Section 6.07, adopt or amend, (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its Subsidiaries or as otherwise required by law) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its Subsidiaries or as otherwise required by law) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements, except for normal increases in non-executive employee compensation in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its Subsidiaries or as otherwise required by law);

               (viii) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner other than as required under U.S. GAAP or in the ordinary course of business consistent with past practice;

               (ix) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred in the ordinary course of business, consistent with past practices;

               (x) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures; or

               (xi)   agree or commit to do any of the foregoing.

         (b) The Company agrees to deliver to Parent a written notice by email to Volker Dawedeit, Joachim Mueller and Christine Schwab at Volker.Dawedeit@Softwareag.com, Joachim.Mueller@Softwareag.com and
                                ------------------------------
Christine.Schwab@Softwareag.com email addresses, at least one Business Day (except that for the purposes of this subsection, each of December 30, 2000 and December 31, 2000 shall be considered a "Business Day") prior to entering into any agreement (including enterprise license agreements) or commitment relating to the license, maintenance or other servicing of Products (i) not entered into in the ordinary course of business consistent with past practice or (ii) which involves aggregate payments by or to the Company of amounts in excess of $250,000. The notice will set forth the identity of the counterparty, the Products and services to be provided and any applicable discounts from list prices to be granted, the term of the agreement or commitment and all other terms which are not in the ordinary course consistent with past practice. Parent shall have the right to consult with the Company, and the Company will make available the relevant personnel, during such notice period prior to entering into such agreement.

         (c) The Company agrees to use reasonable efforts in the ordinary course consistent with past practice to retain and to keep available the services of its key officers and employees through the Closing Date. This section will not require the Company to pay any employee any extraordinary compensation other than as contemplated by Section 6.07.

         Section 6.02. Stockholder Meeting; Proxy Material. (a) The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to
Section 6.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company will (i) as promptly as practicable, prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) subject to 6.03(b), use its reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting.

         (b) The Company shall deliver, and give Parent an opportunity to comment on, prior to filing with the SEC and mailing to the Company's stockholders, the Company Proxy Statement. Parent will be reasonably satisfied with the content of the Company Proxy Statement dealing with it or its Affiliates prior to the Company filing a definitive Company Proxy Statement.

         Section 6.03. No Solicitation. (a) Except to the extent permitted by
Section 6.04 neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (its "Representatives") to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

         (b) Notwithstanding the Section 6.02 and 6.03(a), the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that has made a Superior Proposal which did not result, in whole or in part, from a breach of Section 6.03(a), (ii) furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement dated as of July 26, 2000 between the Company and Parent (the "Confidentiality Agreement"), (iii) take and disclose to its stockholders a position in compliance by Rule 14e-2(a) under the 1934 Act or otherwise make disclosure to them, (iv) following receipt of such Superior Proposal, fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its stockholders referred to in Section 6.02 hereof or fail to call the Company Stockholder Meeting in accordance with Section 6.02 hereof and/or (v) take any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (iv) only if the Board of Directors of the Company determines in good faith by a majority vote, after consultation with and based on the advice from King & Spalding, outside legal counsel to the Company, that it must take such action to comply with its fiduciary duties under applicable law.

         (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Company shall have delivered to Parent a prior (and if not practicable, contemporaneously) written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent informed, on as current basis as practicable, of the status and details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

         "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal (provided that all references to 20% shall be deemed to be 50%) on terms that the Board of Directors of the Company determines in good faith by a majority vote, on the basis of the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value (considering all factors deemed relevant by the Board of Directors) to all the Company's stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

         Section 6.04. Disposition of Sagavista Business. Until the Effective Time, the Company may not, and may not permit its Representatives to, solicit proposals for or engage in any discussions regarding the acquisition of all or a part of the Sagavista Business (the "Sagavista Disposition") other than on a basis which is limited to the assets used exclusively in the Sagavista Business and requires the assumption of all liabilities relating to the Sagavista Business and which does not result in or impose any adverse impact, financial or otherwise, or liability on the Company, its Subsidiaries, Parent or their Affiliates, in any case without Parent's consent in writing, which consent may be withheld or withdrawn at any time in Parent's sole and absolute discretion. In any case, prior to (x) soliciting any proposal from any Person for or relating to the Sagavista Disposition, or (y) providing any information to any Person relating to the Sagavista Business or Sagavista Disposition, the Company shall notify Parent in writing of such proposal or information and shall not act without the prior express written consent of Parent. The Company and its advisors shall keep Parent fully informed on a current basis on the status, details and progress of any negotiations and such further information as Parent may request concerning a Sagavista Disposition. A Sagavista Disposition shall include after the Effective Time, any transaction which transfers all or substantially all of the rights exclusively related to the Sagavista Business in a manner which is economically equivalent to a Sagavista Disposition (such as the licencing of the Sagavista product to a third party to be managed by and for the benefit of such third party, but not in the ordinary course of running the Sagavista Business, such as entering into contracts concerning the Sagavista product similar to those contracts the Company enters into concerning the Parent's products). After the Effective Time and on or prior to October 31, 2002, Parent shall not, and shall not permit the Company or any of their respective Subsidiaries to, effect any Sagavista Disposition other than in a transaction in which the consideration due from any third party is payable solely in cash ("Cash Consideration") prior to October 31, 2002; provided, however, that Cash Consideration may be payable after October 31, 2002 if the Parent agrees to extend the date in the definition of Sagavista Net Proceeds from October 31, 2002 to such date as such Cash Consideration is received by Parent, Company or any of their respective Subsidiaries.

         As used in this Section, the term "liability" and "liabilities" include all claims, losses, expenses, judgements and liabilities of any type whatsoever, and whether fixed, matured or contingent, and whether or not known (including, without limitation, reasonable expenses of investigation and reasonable fees and expenses of advisors).

         Section 6.05. Access to Information. From the date hereof until the Effective Time or the termination of this Agreement and subject to applicable law and the Confidentiality Agreement, the Company shall (i) upon reasonable notice give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during business hours to the offices, properties, books and records of the Company and the Subsidiaries, (ii) upon reasonable notice furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

         Section 6.06. Tax Matters. (a) From the date hereof until the Effective Time, the Company and its Subsidiaries shall not without prior written consent of Parent (which consent shall not be unreasonably withheld) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any of the foregoing actions or omissions (i) is not in the ordinary course of business consistent with past practice and (ii) would have the effect of increasing the Tax liability or reducing any Tax Asset of the Company or any of its Subsidiaries.

         (b) From the date hereof until the Effective Time, the Company and each of its Subsidiaries will establish or cause to be established in accordance with U.S. GAAP an adequate accrual for all Taxes due with respect to any Pre-Effective Tax Period.

         (c) On or prior to the Effective Time, the Company shall deliver to Parent a certification signed by an officer of the Company to the effect that the Company is not nor has it been within 5 years of such date a "United States real property holding corporation as defined in Section 897 of the Code".

         Section 6.07. Retention Bonuses. In the event that the sum of the line items "Cash and cash equivalents" and "Short-term investments" on the Company's balance sheet calculated in accordance with U.S. GAAP applied in a manner consistent with prior practice has increased from $56.3 million on September 30, 2000 to at least $60 million on the Company's balance sheet as of December 31, 2000 prepared in accordance with U.S. GAAP applied on a basis consistent with past practice as certified to the Parent by the Chief Financial Officer of the Company (which is supported by a bank certification regarding bank balances of the Company) as a result of operating cash flow and not as a result of financing activities or of a Sagavista Disposition (the "Cash Balance") the Company shall be permitted to pay at the Effective Time an aggregate amount, which amount shall not exceed $3 million, equal to the excess of the Cash Balance over $ 60 million, to employees selected by and in individual amounts determined in the Company's sole and absolute discretion.

                                   ARTICLE 7

                              Covenants of Parent

         Parent agrees that:

         Section 7.01. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, Parent will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company or any of its Subsidiaries furnished to Parent or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Parent, (ii) in the public domain through no fault of Parent or (iii) later lawfully acquired by Parent from sources other than the Company, provided that Parent may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as Parent informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Parent and its Affiliates shall satisfy their obligation to hold any such information in confidence if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Parent and its Affiliates will, and will use their best efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, that Parent or its

Affiliates obtained, or that were obtained on their behalf, from the Company or any of its Subsidiaries in connection with this Agreement and that are subject to such confidence.

         Section 7.02. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         Section 7.03. Voting of Shares. Parent agrees to vote all shares of Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

         Section 7.04. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

         (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an "Indemnified Officer/Director") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

         (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Officer/Director currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 7.04(b), the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year (the "Premium"), which amount Company has disclosed to Parent prior to the date hereof; in the event such described coverage is not obtainable at the Premium, the Surviving Corporation shall obtain as much coverage as is available for such Premium.

         (c)   The rights of each Indemnified Officer/Director under this
Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other applicable laws or under any agreement of any Indemnified Officer/Director with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Officer/Director.

                                   ARTICLE 8

                      Covenants of Parent and the Company

         The parties hereto agree that:

         Section 8.01. Notices of Certain Events. Each of the Company and the Parent shall promptly notify the other of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Agreements;

         (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Transaction Agreements; and

         (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10, 4.13, 4.14, 4.17, 4.18 or 4.19, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

         Section 8.02. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Company and Parent will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The Parent and Merger Subsidiary are not required hereunder, or otherwise pursuant to this Agreement, to prepare financial statements in accordance with or reconciled to U.S. GAAP.

     Section 8.03. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 8.04. Public Announcements. Promptly after execution of this Agreement, Parent and Company will together issue a joint press release, the form and the timing of which shall have been approved by each party. None of the parties hereto will issue any other press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties except as may be required by applicable law or the rules of any relevant securities exchange, and in such event will not issue any such press release or make any such public statement prior to consultation with the other parties if feasible. None of the Parent, its Affiliates or any of its Representatives will contact, or discuss the terms of this Agreement or the Parent's intention with respect of the Company and its business following the closing (except with respect to issues concerning employee retention and strategic direction of the business with executive officers of the Company) with, any employee of the Company without the prior written consent of the Company which consent shall not be unreasonably withheld.

                                   ARTICLE 9
                           CONDITIONS TO THE MERGER

     Section 9.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions on or prior to the Closing Date and at the Effective Time:

     (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

     (b)  any applicable waiting period under the HSR Act shall have expired;

     (c) all consents to contracts listed in Section 4.04 of the Company Disclosure Schedule (other than contracts with Parent) shall have been obtained or there shall be no amounts outstanding under such contracts at the Effective Time;

     (d) no provision of any applicable law or regulation and no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of making the Merger illegal (where such illegality would reasonably be expected to have a Material Adverse Effect on the Company or a material adverse effect on Parent and its Affiliates taken as a whole) or preventing the consummation of the Merger shall be in effect; and

     (e) there shall not have been instituted or pending any action or proceeding by any Governmental Agency, domestic, foreign or supranational, before any court or Governmental Agency, challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to prohibit the consummation of the Merger.

     Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions on or prior to the Closing Date and at the Effective Time:

     (a)  (i) the Company shall have performed in all material respects all of its material obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.03, 4.05, 4.07, 4.08, 4.09, 4.15, 4.16, 4.18
                      ----  ----  ----  ----  ----  ----  ----  ----  ----  ----
(a) (b) (d) (e) (h) and (j), and 4.20 of this Agreement and in any certificate delivered by the Company pursuant hereto shall be true in all material respects (without regard to any materiality qualifier contained in such representation or warranty) at and as of the Effective Time as if made at and as of such time;
(iii) breaches, individually or in aggregate, of all other representations and warranties (without regard to any materiality qualifier contained in such representations and warranties) of the Company contained this Agreement shall not have had or would not reasonably be expected to have a Material Adverse Effect on the Company at and as of the Effective Time as if made at and as of such time; and (iv) Parent shall have received a certificate signed by the chief executive officer or chief financial officer of the Company to the foregoing effect;

     (b) the holders of not more than 7.5% of the outstanding shares of Common Stock shall have demanded appraisal of their shares in accordance with Delaware Law;

     (c) the purchase and sale of Thayer's Owned Shares (as defined in the Stockholder Agreement) under the Stockholder Agreement shall have been consummated (this condition shall be deemed satisfied if (i) Parent breaches its obligation to purchase the Owned Shares under the Stockholder Agreement or (ii) the purchase and sale of Thayer's Owned Shares does not occur solely because the representations and warranties of Parent in the Stockholder Agreement were not true in all material respects at such time); and

     (d) since the Company Balance Sheet Date, there shall not have been any event, occurrence, development or state of circumstance which, individually or in aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

     Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the condition that each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (i) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time and
(ii) the Company shall have received a certificate signed chief executive officer or chief financial officer of Parent to the foregoing effect.

                                  ARTICLE 10
                                  Termination

     Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

     (a)  by mutual written agreement of the Company and Parent;

     (b)  by either the Company or Parent, if:

               (i) the Merger has not been consummated on or before March 31, 2001 (or if actions required by Section 2.02(c) have been taken, April 30, 2001, the "End Date"); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party
                              -----------
     whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

               (ii) there shall be any law or regulation that prohibits the consummation of the Merger or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

               (iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company's stockholders at the Company Stockholder Meeting (or any adjournment thereof); or

               (iv)   as permitted by Section 6.03(b), the Board of Directors of
                                              -------
         the Company shall have failed to make or withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, or shall have failed to call the Company Stockholder Meeting in accordance with Section 6.02; provided that (y)
                                                        ----
         the Company shall simultaneously with termination under this subsection pay any amounts due pursuant to Sections 11.03(b) in accordance with
                                                  --------
         the terms, and at the times, specified therein, and (z) in the case of any termination by the Company, (i) the Company notifies Parent, in writing and at least 72 hours prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and
         (ii) Parent does not make, within 72 hours of receipt of such written notification, an offer that is at least as favorable to the shareholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such 72-hour period;

         (c) by Parent, if (i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.02 not to be satisfied, and such condition is incapable of
                 ----
being satisfied by the End Date or (ii) the Company shall have made or entered into any agreement, letter of intent or other binding document relating to a Sagavista Disposition without the express written consent of the Parent; or

         (d) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03 not to be satisfied, and such
                                          ----
condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01
                                                                        -----
(other than pursuant to Section 10.01(a)) shall give notice of such termination
                                --------
to the other party.

     Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect
                    -----
without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this
Section 10.02 and Sections 7.01, 11.03, 11.05, 11.06 and 11.07 shall survive any
        -----              ----  -----  -----  -----     -----
termination hereof pursuant to Section 10.01.
                                       -----

                                  ARTICLE 11
                                 Miscellaneous

     Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Parent or Merger Subsidiary, to:

             Software AG
             Uhlandstrasse 12, D-64297
             Darmstadt, Germany
             Attention: Christine Schwab
             Fax: (49) 6151 92 1600

             with a copy to:

             Davis Polk & Wardwell
             450 Lexington Avenue
             New York, New York 10017
             Attention: Peter R. Douglas
             Fax: (212) 450-4800
               if to the Company, to:

               Saga Systems, Inc.
               11190 Sunrise Valley Drive
               Reston, Virginia 20191
               Attention: Katherine E. Butler
               Fax: (703) 391 6980

               with a copy to:

               King & Spalding
               191 Peachtree Street
               Atlanta, GA 30303-1763
               Attention: Michael J. Egan III
                          Stephen M. Wiseman
               Fax: (404) 572-5145

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m., and such day is a Business Day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

     Section 11.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 11.03. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds or by bank or cashiers check), if, pursuant to (x) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (y) below, within two Business Days following such Payment Event, a fee of $13.4 million (the "Termination Fee").

     "Payment Event" means (x) the termination of this Agreement pursuant to Sections 10.01(b)(iv) or 10.01(c)(ii) or (y) the termination of this Agreement
         ------------    ------------
pursuant to Section 10.01(b)(iii) if at the time of the Company Stockholder
                    -------------
Meeting a Superior Proposal has been publicly announced and the transaction contemplated by a Superior Proposal has been consummated within 12 months of such termination.

     (c)  The Company acknowledges that the agreements contained in this Section
11.03 are an integral part of the transactions contemplated by this Agreement
-----
and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.03, it shall also pay any costs
                                              -----
and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

     Section 11.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder.

     Section 11.05. Governing Law. The validity, construction and effect of this Agreement shall be governed by and construed enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

     Section 11.06. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such
                    -----
party.

     Section 11.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 7.04, no provision of this Agreement is intended to confer
                    ----
any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     Section 11.09. Entire Agreement. The Transaction Agreements constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 11.10. Captions; Headings. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     Section 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 11.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        SAGA SYSTEMS, INC.

                                        By:  /s/ Daniel F. Gillis
                                             -----------------------------------
                                             Name:  Daniel F. Gillis
                                             Title: Chief Executive Officer


                                        SOFTWARE AG

                                        By:  /s/ Dr. Erwin Koenigs
                                             -----------------------------------
                                             Name:  Dr. Erwin Koenigs
                                             Title: Chief Executive Officer

                                        By:  /s/ Volker Dawedeit
                                             -----------------------------------
                                             Name:  Volker Dawedeit
                                             Title: Chief Financial Officer

                                        SOFTWARE AG ACQUISITION CORPORATION

                                        By:  /s/ Dr. Erwin Koenigs
                                             -----------------------------------
                                             Name:  Dr. Erwin Koenigs
                                             Title: Chief Executive Officer

                                        By:  /s/ Volker Dawedeit
                                             -----------------------------------
                                             Name:  Volker Dawedeit
                                             Title: Chief Financial Officer

                                                                  CONFORMED COPY

                             STOCKHOLDER AGREEMENT

         AGREEMENT dated as of November 1, 2000, among Software AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany ("Parent"), Software AG Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Buyer"), Thayer Equity Investors III, L.P., a Delaware limited partnership ("Thayer Equity"), TC Co-Investors, LLC, a Delaware limited liability company ("TC Co-Investors" and, together with Thayer Equity, the "Thayer Stockholders") and Daniel F. Gillis, an individual residing in Bethesda, MD ("Daniel F. Gillis"); each of the Thayer Stockholders and Daniel F. Gillis being referred to in this Agreement as a "Stockholder").

                                  WITNESSETH:

         WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, Buyer and Sapphire Systems, Inc., a Delaware corporation ("Company"), are entering into an Agreement and Plan of Merger dated as of the date hereof the form of which is attached as Exhibit A hereto (the "Merger Agreement") which provides for, among other things, the merger of Buyer into Sapphire and the conversion of each then outstanding share of Common Stock of Sapphire, par value $0.01 per share ("Common Stock"), into the right to receive the Merger Consideration (as defined therein);

         WHEREAS, each Stockholder owns the number of shares (as defined in Section 5.11(d)), of Common Stock specified opposite such Stockholder's name under the column "Owned Shares" in Schedule A hereto (such Stockholder's "Owned Shares"); and

         WHEREAS, in order to induce Parent and Buyer to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to all Owned Shares;

         NOW, THEREFORE, in consideration of the foregoing and the representations and warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE 1
        Purchase of a Portion of Owned Shares of Thayer Stockholders in
                        Exchange for Subordinated Notes

         Section 1.01. Purchase of Owned Shares. Immediately prior to the Effective Time, subject to the satisfaction or waiver by the Company or Parent and Buyer, as the case may be, of all conditions to consummation of the Merger pursuant to the Merger Agreement (other than the purchase of Owned Shares pursuant to this Section 1.01) and the expiration or termination of any waiting period under the HSR Act with respect to the purchase of Owned Shares pursuant to this Section 1.01, the Buyer agrees, and Parent agrees to cause Buyer, to purchase, and each Thayer Stockholder agrees to sell to Buyer, a number of such Thayer Stockholder's Owned Shares equal to 65% (rounded to the next highest whole number of shares) of such Thayer Stockholder's Owned Shares (such stockholder's "Note Shares") in exchange for a Subordinated Note of Parent in the Form of Exhibit 1 hereto (a "Subordinated Note") in an aggregate principal amount equal to (x) the number of such Thayer Stockholder's Note Shares multiplied by (y) the Merger Consideration. Each Thayer Stockholder agrees that it will exercise all options for Common Stock prior to the purchase and sale contemplated by this Section in order to deliver Owned Shares which are issued and outstanding.

         Section 1.02. Closing. The closing of the purchase and sale pursuant to
Section 1.01 shall be held at the offices of Davis Polk & Wardwell immediately prior to the Effective Time and shall be subject to consummation of the Merger and the purchases of all Note Shares from all Thayer Stockholders pursuant to
Section 1.01. At the closing of the purchases and sales of Note Shares pursuant to Section 1.01, (a) the Buyer shall deliver to each Thayer Stockholder a Subordinated Note in the aggregate principal amount provided in Section 1.01 for such Stockholder's Note Shares, dated the date of such closing and otherwise appropriately completed and duly executed by Parent, and (b) each Thayer Stockholder shall deliver certificate(s) for such Thayer Stockholder's Note Shares, accompanied by stock power(s) duly endorsed to the Buyer.

         Section 1.03. Additional Rhett Business Consideration. In the event that any Additional Merger Consideration is paid by the Company to holders of Common Stock pursuant to Section 2.02 of the Merger Agreement as of a record date subsequent to the purchase from a Thayer Stockholder of any Note Shares pursuant to this Article 1, the Parent shall pay or cause the Company to pay to such Thayer Stockholder in cash an amount per Note Share equal to the amount of Additional Merger Consideration per share of Common Stock so paid by the Company.

         Section 1.04. Cash Alternative. The Buyer may, in lieu of deliveries of any Subordinated Note to a Thayer Stockholder pursuant to this Article 1 or in reduction of the principal amount thereof, deliver, on a pro rata basis among the Thayer Stockholders, a certified or official bank check to the Thayer Stockholders in the aggregate principal amount thereof or in any smaller amount, in which case the aggregate principal amount of such Subordinated Note shall be reduced by the amount of the check so delivered.

         Section 1.05. Additional Conditions to Purchase. In addition to the conditions provided in the Merger Agreement, it shall be a condition to the obligations of the Thayer Stockholders, on the one hand, and the Buyer and Parent, on the other hand, to consummate a purchase and sale pursuant to this
Article 1 that the representations and warranties of the Parent and Buyer, on the one hand, and the Thayer Stockholders, on the other hand, in this Agreement are true and correct in all material respects at such time. It shall also be a condition to the parties' obligations to consummate such purchases that (i) any applicable waiting period under the HSR Act, with respect thereto shall have expired or been terminated, (ii) any other required governmental approval shall have been obtained and (iii) no law, regulation, judgment, order or decree shall prohibit the consummation of the purchase and sale of the Note Shares.

                                   ARTICLE 2
                        Representations and Warranties

         Section 2.01. Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants to Buyer and Parent as of the date hereof and as of the time of each purchase of Owned Shares hereunder as follows:

         (a)  Authority; Enforceability. Such Stockholder has the legal capacity
              -------------------------
(in the case of Stockholders that are natural persons) and has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (in the case of Stockholders that are not natural persons) and has been executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms.

         (b)  No Conflicts.  The execution, delivery and performance by such
              ------------
Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the 1934 Act and any other securities laws, whether state or foreign, (iii) compliance with any applicable requirements of the Exon-Florio Amendment (Section 721 of Title VII of the Defense Production Act of 1950, as amended by section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (Pub. L. 100-418)) and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on such Stockholder or materially to impair the ability of it to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby are within its powers and have been duly authorized by all necessary action.

     The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (A) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of such Stockholder, (B) assuming compliance with the matters referred to in the paragraph above, contravene, conflict with, or result in any violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree or (C) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding upon such Stockholder, except for such contraventions, conflicts and violations referred to in clause (B) and for such failures to obtain consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (C) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on such Stockholder or materially to impair the ability of such Stockholder to consummate the transactions contemplated by this Agreement.

     (c)  Ownership of Shares. As of the date hereof, such Stockholder is the
          -------------------
beneficial owner of the number of shares of Common stock set forth opposite such Stockholder's name under the column "Owned Shares" on Schedule A. Each such Stockholder has (or will at the closing(s) hereunder have, in the case of Owned Shares issuable upon exercise of Options) good and marketable title to its Owned Shares, free and clear of any encumbrances, agreements, adverse claims, liens or other arrangements with respect to the ownership of or the right to dispose of its Owned Shares, except pursuant to the terms of this Agreement. On the date hereof, the Owned Shares constitute all of the outstanding shares of Common Stock owned of record or beneficially by such Stockholder. Such Stockholder has sole power of disposition with respect to all of its Owned Shares and sole voting power with respect to the matters set forth in this Agreement and sole power to demand dissenter's or appraisal rights, in each case with respect to all of its Owned Shares, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. None of such Owned Shares is subject to any voting trust, stockholders agreement or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Owned Shares, except as contemplated by this Agreement or the Merger Agreement.

          (d) Finders' Fees. No investment banker, broker or finder is entitled
              -------------
to a commission or fee from the Stockholder, Buyer or Parent in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

          (e) Investment Representation. Such Stockholder (i) will acquire any
              -------------------------
Subordinated Notes issued to such Stockholder under this Agreement for investment purposes only and not with a view to or for sale in connection with, any distribution thereof and (ii) acknowledges that such Subordinated Notes (a) have not been and will not be registered under the securities laws of the United States of America, the Federal Republic of Germany or any other jurisdiction and
(b) are not transferable, except as provided for in the Subordinated Notes.

          Section 2.02. Representations and Warranties of Buyer and Parent. Each of Buyer and Parent, jointly and severally represents and warrants to each Stockholder (other than Daniel F. Gillis with respect to Sections 2.02(c), 2.02(d)) and 2.02(e) as of the date hereof and as of the time of each purchase as follows:

          (a) Authority; Enforceability. Parent is a stock corporation
              -------------------------
(Aktiengesellschaft) duly registered with the Commercial Register in Darmstadt, Germany, and is validly existing under the laws of Germany. Buyer is duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by and constitutes the valid and binding obligation of each of Parent and Buyer enforceable in accordance with its terms.

          (b) No Conflicts. The execution, delivery and performance by it of
              ------------
this Agreement and the consummation by it of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the 1934 Act and any other securities laws, whether state or foreign, (iii) compliance with any applicable requirements of the Exon-Florio Amendment (Section 721 of Title VII of the Defense Production Act of 1950, as amended by section 5021 of the Omnibus Trade and Competitiveness Act of 1988 (Pub. L. 100-418)) and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of it to consummate the transactions contemplated by this Agreement or to perform its obligations under the Subordinated Notes. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby are within its powers and have been duly authorized by all necessary action.

         For the purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the business, assets or results of operations of the Parent or Stockholder, as applicable, except any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby, (ii) changes or conditions affecting the software industry generally (in the case of Parent) or (iii) changes in economic, regulatory or political conditions generally.

         The execution, delivery and performance by it of this Agreement and the Subordinated Notes and the consummation by it of the transactions contemplated hereby and thereby do not and will not (A) contravene, conflict with, or result in any violation or breach of any provision of its organizational documents of,
(B) assuming compliance with the matters referred to in the above paragraph, contravene, conflict with, or result in any violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree or (C) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which it is entitled under any provision of any agreement or other instrument binding upon it, except for such contraventions, conflicts and violations referred to in clause (B) and for such failures to obtain consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (C) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair its ability to consummate the transactions contemplated by this Agreement or to perform its obligations under the Subordinated Notes.

         (c) Parent Financial Statements; No Material Adverse Change. Parent has
             -------------------------------------------------------
provided to such Thayer Stockholder a copy of Parent's most recently published annual and interim period financial statements and such statements fairly present the financial position and results of operations of Parent and its consolidated subsidiaries at the dates and for the periods indicated therein in accordance with the accounting principles described in such annual financial statements, consistently applied, subject in the case of statements for such interim period to year-end adjustments. There has not been, since the date of such interim financial statements, any material adverse change in the financial condition or results of the Parent and its consolidated subsidiaries, other than any such change attributable to the Merger Agreement, the Merger or this Agreement.

          (d) Subordinated Note. The Subordinated Note to be issued to such
              -----------------
Thayer Stockholder pursuant to Article 1 hereof will, when issued and delivered in accordance therewith be the valid and binding obligation of the Parent and enforceable in accordance with its terms.

          (e) Secured Indebtedness. Parent has not incurred any Secured Debt (as
              --------------------
defined in the Subordinated Note) other than the Secured Debt listed on Schedule 2.02(e), trade payables arising from the purchase of goods or materials or for services obtained in the ordinary course of business and Secured Debt as to which, at the time of issuance of the Subordinated Notes, Parent has complied with Section 5.01 of the Subordinated Notes.

                                   ARTICLE 3
                            Support of Transactions

         Section 3.01. Voting of Owned Shares. During the period (the "Agreement Period") beginning on the date hereof and ending on the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms, at any Company Stockholder Meeting or at any adjournment thereof or in any other circumstances in which any stockholders' vote, consent or other approval is sought, each of the Stockholders will attend such meeting, in person or by proxy, and will vote all of its Owned Shares, or otherwise provide requisite written consent or take any other action reasonably requested by the Parent for the purpose, (i) in favor of the adoption and the approval of the Merger Agreement, the Merger and any other related agreements, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (iii) against any action or agreement that would impede, interfere with, delay or postpone or that would reasonably be expected to discourage the transactions contemplated by the Merger Agreement.

         Section 3.02. No Solicitation. During the Agreement Period, no Stockholder, acting on its own behalf and not as a representative of the Company, will, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to Company or any Subsidiary, or otherwise assist, facilitate or encourage, any Third Party that may be considering making, or has made, an Acquisition Proposal. Each Stockholder will promptly notify the Company and Parent after receipt of any Acquisition Proposal or any indication from any Third Party that it is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary (each of the foregoing Acquisition Proposal, indication or request, collectively an "Indication of Interest") by any Third Party that may be considering making, or has made, an Acquisition Proposal and will keep the Company and Parent fully informed of the status and details of any such Indication of Interest provided however, that in the event the Company notifies the Parent of such Indication of Interest pursuant to Section 6.03 of the Merger Agreement, the Stockholders shall not be obligated to comply with this sentence.

         Section 3.03. Grant of Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to such Stockholder's Owned Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Buyer as the Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by
Section 3.01 above as Buyer or its proxy or substitute shall, in Buyer's sole discretion, deem proper with respect to all of such Stockholders Owned Shares. The proxy granted by each Stockholder pursuant to this Section is irrevocable and is granted in consideration of Buyer entering into this Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

         Section 3.04. No Other Proxies. During the Agreement Period, no Stockholder will grant any proxy or power of attorney with respect to any of its Owned Shares, deposit any of its Owned Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of its Owned Shares. Each Stockholder further agrees not to commit or agree to take any action inconsistent with any of the matters covered in this Agreement.

         Section 3.05. Termination. Notwithstanding anything herein to the contrary, at the sole option of Parent, exercisable at any time, this Article 3 will automatically terminate and each Stockholder will be free to vote such

Stockholder's Owned Shares as such Stockholder determines and to take any other action otherwise prohibited by this Article 3.

                                   ARTICLE 4
                                   Covenants

         Section 4.01. Transfer Restrictions on Owned Shares. During the Agreement Period, each Stockholder agrees not to directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of its Owned Shares to any person, except to the Buyer as provided in this Agreement.

         Section 4.02. Further Assurances. Each of the parties hereto agrees that it will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as any of the other parties to this Agreement may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement. Each Stockholder agrees not to take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or impeding such Stockholder from performing any of its obligations under this Agreement.

         Section 4.03. Transfer Restriction on Subordinated Notes. Each Stockholder which receives a Subordinated Note or Notes agrees with Parent that such Stockholder will not Transfer such subordinated Note or Notes or any interest therein except as provided for in the Subordinated Note or Notes without the Parent's prior written consent.

                                   ARTICLE 5
                                 Miscellaneous

         Section 5.01. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         Section 5.02. Miscellaneous. Unless a purchase pursuant to Article 1 has occurred, this Agreement will terminate, and no party hereto shall have any rights or obligations hereunder, upon the first to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms.

         Section 5.03. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, including any written or oral agreement or understanding, among or between the parties with respect to the subject matter hereof.

         Section 5.04. Amendments. This Agreement may not be amended, modified or supplemented except pursuant to an instrument in writing signed by each of the parties hereto whose rights or obligations are affected by such amendment or waiver except that this Agreement may be amended to add to or delete from the list of Stockholders and/or to modify the treatment of any Stockholder or its Owned Shares, and such amendment need only be executed by Parent, Buyer and such Stockholder.

         Section 5.05. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

         if to Parent or Buyer, to:

                  Software AG
                  Uhlandstrasse 12, D-64297
                  Darmstadt, Germany
                  Attention: Christine Schwab
                  Fax: (49) 6151 92 1600

                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, NY 10017
                  Attention: Peter Douglas, Esq.
                  Fax: (212) 450-4800
         if to Thayer Equity or TC Co-Investors, to:

               c/o Thayer Capital Partners
               1455 Pennsylvania Avenue
               Suite 350
               Washington, DC 20004
               Attention: Carl J. Rickertsen
               Fax: 202-371-0391

               with a copy to:

               Kirkland & Ellis
               655 Fifteenth Street, N.W.
               Washington, D.C. 2003
               Attention: Terrance L. Bessey
                          Robert G. Marks
               Fax: 202-879-5200

         if to Daniel F. Gillis:

               Saga Systems, Inc.
               11190 Sunrise Valley Drive
               Suite 450
               Reston, VA 20191-5424
               Attention: Daniel F. Gillis
               Fax: 703-391-6975

               with a copy to:

               King & Spalding
               191 Peachtree Street
               Atlanta, GA 30303
               Attention: Michael J. Egan, III
                          Stephen M. Wiseman
               Fax: 404-572-5145

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m., and such day is a business day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

         Section 5.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

         Section 5.07. Governing Law. The validity, construction and effect of this Agreement shall be governed by and construed enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

         Section 5.08. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which it may be entitled, at law or in equity, the parties shall be entitled to the remedy of specific performance of the covenants and agreements contained herein and injunctive and other equitable relief and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The parties agree that time shall be of essence in the performance of obligations hereunder.

         Section 5.09. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 5.10. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         Section 5.11. Definitions; Headings; Construction. Capitalized terms used but not defined herein have the meanings assigned to them in the Merger Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". For purposes of this Agreement:

          (a) "Beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement (other than by virtue of this Agreement), arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 3(d)(3) of the 1934 Act.

          (b) "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (c) In the event that any Persons are added to Schedule A, such Persons shall be included in the definition of the term "Stockholder".

          (d) In the event of a stock or other dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

          Section 5.12. Stockholder Capacity. Notwithstanding anything herein to the contrary, no Person executing this Agreement who or whose representative or officer is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his capacity as a, or with respect to any, director, and the agreements set forth herein shall in no way restrict any director in the exercise of such director's fiduciary duties as a director of the Company.

         IN WITNESS WHEREOF, each of Buyer and the Stockholders listed below have caused this Agreement to be duly executed, as of the date first written above.

SOFTWARE AG                          THAYER EQUITY INVESTORS III, L.P.
                                      By: TC EQUITY PARTNERS, L.L.C.
                                          its general partner

By: /s/ Dr. Erwin Koenigs             By: /s/ Daniel A. Raskas
    ------------------------------        --------------------------------
    Name: Dr. Erwin Koenigs               Name: Daniel A. Raskas
    Title: Chief Executive Officer        Title: Principal

By: /s/ Volker Dawedeit
    ------------------------------
    Name: Volker Dawedeit
    Title: Chief Financial Officer    TC CO-INVESTORS, LLC
                                      By: TC MANAGEMENT PARTNERS,
                                          L.L.C. its managing member

SOFTWARE AG ACQUISITION               By: /s/ Daniel A Raskas
CORPORATION                               --------------------------------
                                          Name: Daniel A. Raskas
                                          Title: Principal


By: /s/ Dr. Erwin Koenigs             DANIEL F. GILLIS
    ------------------------------
    Name: Dr. Erwin Koenigs
    Title: Chief Executive Officer

By: /s/ Volker Dawedeit               /s/ Daniel F. Gillis
    ------------------------------    ------------------------------------
    Name: Volker Dawedeit
    Title: Chief Financial Officer

                                                                      Schedule A


--------------------------------------------------------------------------------
Stockholder
-----------
--------------------------------------------------------------------------------
                                     Outstanding    Under Option    Owned Shares
                                     -----------    ------------    ------------
--------------------------------------------------------------------------------
Thayer Equity Investors III,          10,736,953               0      10,736,953
L.P.
--------------------------------------------------------------------------------
TC Co-Investors, LLC                      58,291               0          58,291
--------------------------------------------------------------------------------
Daniel F. Gillis                         204,345       2,047,010       2,251,355
--------------------------------------------------------------------------------